Exhibit 99.1

The St. Joe Company Reports Fourth Quarter and Full Year 2019 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--February 26, 2020--The St. Joe Company (NYSE: JOE) (the “Company”) today announced revenue for the fourth quarter of 2019 increased to $42.6 million as compared to $16.3 million for the fourth quarter of 2018. Net income and earnings per share increased to $8.7 million, or $0.15 per share, compared with net loss of ($0.1) million, or ($0.00) per share, for the same period in 2018. Operating income for the fourth quarter of 2019 improved by approximately $16.5 million.

Revenue for the full year 2019 increased to $127.1 million as compared to $110.3 million in 2018. The 2018 results included $23.1 million in revenue and pre-tax benefit from a one-time impact fees receipt related to the Company’s 2014 RiverTown transaction. For the full year ended December 31, 2019, the Company reported net income of $26.8 million, or $0.45 per share, compared to net income of $32.4 million, or $0.52 per share, for the full year ended December 31, 2018.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “In 2019, we increased revenues, margins, and operating income while simultaneously commencing development or construction of 27 new projects for future revenue growth and bottom line performance. We sold 379 homesites, which was the highest in 13 years, and rented 216 new apartment units immediately after completion. We have 930 homesites under contract and we anticipate commencing sales in five new residential communities in 2020 – from east Bay County to Walton County’s 30A with the much anticipated Camp Creek residential community and a new residential phase at WaterColor in more than a decade. Currently, we have an additional 768 apartment or assisted living units, 597 hotel rooms, and over 130,000 square feet of commercial and hospitality spaces under construction to meet demand. We are also excited about the “lift off” of The Clubs by JOE, breaking ground on a community planned for 3,500 homes at Latitude Margaritaville Watersound next to the Gulf Intracoastal Waterway, and the many other projects that are in the planning process in and around our unique coastal communities.”

The following information compares the fourth quarter and full year 2019 to the fourth quarter and full year 2018.

Real Estate Revenue

Real estate revenue increased to $27.8 million for the fourth quarter of 2019 from $6.1 million in the fourth quarter of 2018. The increase was broad based, including an increase in residential homesite sales, commercial transactions and sale of non-strategic rural land in Leon County, Florida. The Company sold 103 homesites in the fourth quarter of 2019 totaling $11.4 million in revenue as compared to 45 homesites in the fourth quarter of 2018 totaling $4.4 million in revenue, bringing the 2019 full year volume total to 379 homesites as compared to 202 for the same period in 2018.

The Company also sold approximately 33 acres of commercial land for the fourth quarter of 2019 totaling $4.6 million as compared to 12 acres for the fourth quarter of 2018 totaling $0.8 million. The Company generated $10.3 million in revenue from sales of non-strategic rural land, primarily in Leon County, Florida, as compared to $0.2 million in rural land sales for the same period in 2018.

As of December 31, 2019, the Company had 930 residential homesites under contract, which are expected to result in revenue of approximately $84.3 million over the next several years. As of December 31, 2018, the Company had 684 residential homesites under contract, which are expected to result in revenue of approximately $67.9 million.

Hospitality Revenue

Hospitality revenue increased by $2.4 million for the fourth quarter of 2019 as compared to the fourth quarter of 2018 due to The Clubs by JOE increase in the number of members and membership revenue, an increase in FOOW restaurant revenue, the opening of the Camp WaterColor food and beverage operation in March 2019 and additional revenue from the new WaterColor store that opened in January 2019. Full year 2019 revenue totaled $46.1 million as compared to $38.8 million in 2019. Gross margins for the full year 2019 increased to 25.2% as compared to 16.2% for the full year 2018.

As of December 31, 2019, the Company had under construction a 255-room Embassy Suites hotel in the Pier Park area of Panama City Beach, Florida, a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport, as well as a 75-room boutique inn and new The Clubs by JOE amenities at Camp Creek. The Company intends to operate these new hotels.

Leasing Revenue

Leasing revenue from commercial properties and an apartment property increased by approximately $1.2 million for the fourth quarter of 2019 as compared to the same period in 2018. For the full year 2019, gross margins increased to 69.9% as compared to 65.7% for the full year 2018. As of December 31, 2019, the Company’s rentable commercial space consisted of approximately 882,000 square feet of which approximately 758,000 was leased, as compared to approximately 813,000 square feet as of December 31, 2018 of which approximately 758,000 was leased. In addition, the initial 216 apartment units in Pier Park Crossings were completed and fully leased.

As of December 31, 2019, the Company had under construction eight commercial leasing projects totaling approximately 98,000 square feet of rentable space in addition to a 124-room TownePlace Suites hotel that will be operated by a third party, 107 assisted living / memory care units, a 15,500 square foot Busy Bee branded fuel station and convenience store and apartment communities consisting of a total of 577 units (216 units complete).

Timber Revenue

Timber revenue increased to $1.3 million for the fourth quarter of 2019 as compared to $0.3 million for the fourth quarter of 2018. Revenue increased in 2019 as the industry began to recover from the residual effects of Hurricane Michael.

Other Operating and Corporate Expenses

Other operating and corporate expenses were $5.3 million for the fourth quarter of 2019 compared to $4.5 million for the same period in 2018. For the full year 2019, other operating and corporate expenses totaled $21.4 million as compared to $20.6 million for the full year 2018. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company had cash, cash equivalents and investments of $195.5 million as of December 31, 2019, compared to $240.3 million as of December 31, 2018, a decrease of $44.8 million. During 2019, the Company incurred a total of $114.3 million for capital expenditures and used $20.8 million to repurchase approximately 1.3 million shares of its common stock. As of December 31, 2019, the Company had approximately 59.4 million shares of its common stock outstanding.

Financial data schedules included in this press release provide greater detail on business performance summary, consolidated results, summary balance sheets, debt and other operating and corporate expenses for the fourth quarter and full year 2019 and 2018, respectively.

FINANCIAL DATA
Consolidated Results ($ in millions except share and per share amounts)
	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue
Real estate revenue	$27.8	$6.1	$61.5	$52.2
Hospitality revenue	9.1	6.7	46.1	38.8
Leasing revenue	4.4	3.2	15.6	13.7
Timber revenue	1.3	0.3	3.9	5.6
Total revenue	42.6	16.3	127.1	110.3
Expenses
Cost of real estate revenue	9.6	2.6	24.3	13.4
Cost of hospitality revenue	8.1	7.0	34.5	32.5
Cost of leasing revenue	1.2	1.2	4.7	4.7
Cost of timber revenue	0.1	0.1	0.6	0.7
Other operating and corporate expenses	5.3	4.5	21.4	20.6
Depreciation, depletion and amortization	3.1	2.2	10.3	9.0
Total expenses	27.4	17.6	95.8	80.9
Operating income (loss)	15.2	(1.3)	31.3	29.4
Investment (loss) income, net	(0.3)	(0.1)	10.7	12.2
Interest expense	(3.2)	(2.9)	(12.3)	(11.8)
Other (expense) income, net	(0.7)	0.3	6.5	1.1
Income (loss) before equity in loss from unconsolidated affiliates and income taxes	11.0	(4.0)	36.2	30.9
Equity in loss from unconsolidated affiliates	(0.1)	--	(0.1)	--
Income tax (expense) benefit	(2.3)	3.6	(9.4)	0.7
Net income (loss)	8.6	(0.4)	26.7	31.6
Net loss attributable to non-controlling interest	0.1	0.3	0.1	0.8
Net income (loss) attributable to the Company	$8.7	($0.1)	$26.8	$32.4
Net income (loss) per share attributable to the Company	$0.15	($0.00)	$0.45	$0.52
Weighted average shares outstanding	59,422,455	60,672,034	59,994,527	62,725,954

Summary Balance Sheet ($ in millions)
	December 31, 2019	December 31, 2018
Assets
Investment in real estate, net	$430.8	$351.0
Investment in unconsolidated joint ventures	5.1	1.1
Cash and cash equivalents	185.7	195.2
Investments – debt securities	0.1	9.0
Investments – equity securities	9.7	36.1
Other assets	52.0	59.2
Property and equipment, net	19.0	12.0
Investments held by special purpose entities	206.8	207.4
Total assets	$909.2	$871.0

Liabilities and Equity
Debt, net	$92.5	$69.4
Other liabilities	57.2	47.4
Deferred tax liabilities, net	52.8	44.3
Senior Notes held by special purpose entity	177.0	176.8
Total liabilities	379.5	337.9
Total equity	529.7	533.1
Total liabilities and equity	$909.2	$871.0
Debt Schedule ($ in millions – Net of issuance costs)
	December 31, 2019	December 31, 2018
Pier Park North joint venture	$45.1	$46.0
Pier Park Crossings joint venture	33.5	14.3
Community Development District	7.0	6.3
Origins Crossings joint venture	2.4	--
Beach Homes	1.6	--
Pier Park outparcel	1.5	1.6
WaterColor Crossings	1.4	1.2
Total debt, net	$92.5	$69.4
Other Operating and Corporate Expenses ($ in millions)
	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Employee costs	$2.1	$1.6	$7.8	$7.3
401(k) contribution	--	--	1.1	1.1
Non-cash stock compensation costs	--	--	0.1	0.1
Property taxes and insurance	1.4	1.3	5.0	4.9
Professional fees	1.0	0.8	4.0	3.5
Marketing and owner association costs	0.3	0.3	1.2	1.2
Occupancy, repairs and maintenance	0.2	0.2	0.8	0.9
Other	0.3	0.3	1.4	1.6
Total other operating and corporate expense	$5.3	$4.5	$21.4	$20.6

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the fourth quarter and full year 2019 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected revenues from sales of residential homesites; our continued cost discipline to maintain an efficient cost structure; timing of new projects in 2020; and our continued progress in our operations, including revenue growth and bottom line expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, assisted living communities and hotels; (3) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (4) significant decreases in the market value of our investments in securities or any other investments; (5) our ability to capitalize on strategic opportunities presented by a population growth in Florida due to retirees and individuals seeking vacation homes; (6) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (7) volatility in the consistency and pace of our residential real estate sales; (8) any downturns in real estate markets in Florida or across the nation; (9) any reduction in the supply of mortgage loans or tightening of credit markets; (10) our ability to fully recover under claims for losses related to Hurricane Michael; (11) our dependence on the real estate industry and the cyclical nature of our real estate operations; (12) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (13) changes in laws, regulations or the regulatory environment affecting the development of real estate; (14) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (15) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (16) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (17) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (18) and the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and our other reports filed with the SEC, which can be found at the SEC’s website at www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with, various residential real estate developments, hospitality operations, commercial developments and leasing operations and forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2020, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com